Exhibit 3.1

AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CLEAN ENERGY SPECIAL SITUATIONS CORP.

Pursuant to Section 242 of the Delaware General Corporation Law

The undersigned, being a duly authorized officer of CLEAN ENERGY SPECIAL SITUATIONS CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Clean Energy Special Situations Corp.

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 2, 2020 and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 25, 2021. An Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 28, 2023, August 2, 2023, and August 28, 2023.

3.	This Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5.	Section A.3 of ARTICLE SIXTH is hereby deleted and replaced in its entirety as follows:

3.	“Termination Date” means August 28, 2024; provided that such date may be extended four (4) times, at the discretion of the Corporation’s board of directors.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 28th day of May, 2024.

By:	/s/ Raghu Kilambi
Name:	Raghu Kilambi
Title:	Chief Executive Officer